Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

THIS FIRST AMENDMENT (“First Amendment”) is dated as of May 7, 2010, and amends that certain Rights Agreement dated as of May 18, 2009 (the “Rights Agreement”), between Houston Wire & Cable Company, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as Rights Agent (the “Rights Agent”).

W I T N E S S E T H

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement;

WHEREAS, under Section 27 of the Rights Agreement, for so long as the Rights are redeemable, the Company may supplement or amend the Rights Agreement without the approval of any holders of certificates representing Common Stock and Rights (as defined in the Rights Agreement);

WHEREAS, the Rights are still redeemable; and

WHEREAS, the Company desires to amend, and directs the Rights Agent to amend, the Rights Agreement as provided in this First Amendment.

NOW, THEREFORE, in consideration of the promises and the mutual agreements set forth in this First Amendment, the parties hereto agree as follows:

SECTION 1. Amendment to Definitions.  The definition of “Final Expiration Date” contained in Section 1 of the Rights Agreement is amended in its entirety to read as follows:

“Final Expiration Date” means the close of business on May 7, 2010.

SECTION 2.  Effectiveness.  The First Amendment shall be effective as of May 7, 2010.

SECTION 3.  Counterparts.  This First Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

HOUSTON WIRE & CABLE COMPANY
By:	/s/ Nicol G. Graham
Name: Nicol G. Graham Title: Vice President and Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent

By:	/s/ Herbert J. Lemmer
Name: Herbert J. Lemmer Title: Vice President